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EXHIBIT 10.11.3

AMENDMENT TWO TO THE SUPPLEMENTAL BENEFIT PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2002

        THIS AMENDMENT to The Coca-Cola Company Supplemental Benefit Plan (the "Plan") is adopted by The Coca-Cola Company Benefits Committee (the "Committee").

W I T N E S S E T H:

        WHEREAS, Section 6.4 of the Plan provides that the Committee may amend the Plan at any time;

        WHEREAS, the Committee wishes to amend the Plan to clarify that distributions may only be made in cash and to clarify other distribution provisions;

        NOW, THEREFORE, the Committee hereby amends the Plan as follows:

        Effective October 21, 2003, Section 3.2(b) of the Plan shall be amended to read as follows:

          (1)   Distribution of the total value of an Account of a Participant shall be received by the Participant when he is no longer an Employee in accordance with this Section 3.2(b)(1) or shall be received by the Beneficiary of a deceased Participant in accordance with Section 3.2(b)(2). A Participant may elect to receive such a distribution upon his permanent and total disability as determined by the Committee (according to such elections as may be prescribed by the Committee). Distributions shall be in cash. Payments shall be in a lump sum, unless the Committee approves another form of benefit. The value of a Participant's Account shall be the cash value of the number of shares of Company Stock, if any, credited to the Account in accordance with Section 3.2(a) as of the date the Participant terminates employment. The value of the hypothetical shares of Company Stock shall be determined using the highest Market Price between the fifteenth day of the month of termination of the Participant and the first working day in the month following termination. Payment shall be made to the Participant or Beneficiary as soon as administratively feasible, but not later than one year, following the termination of the Participant's employment. No interest or other payment relating to changes in the Market Price of Company Stock between termination of employment and payment shall be due to a Participant. If any benefits payable to, or on behalf of, a Participant are not claimed For a period of seven years from the date of entitlement as determined by the Committee, the value of the Account shall revert to the Company. In the event that a Participant resumes his employment prior to the distribution of the value of his Account, the distribution shall not be made, and no subsequent distribution shall be made until the reemployed Participant again ceases to be an Employee.

IN WITNESS WHEREOF, the Committee has adopted this Amendment Two on the date shown below, but effective as of the dates indicated above.

The Coca-Cola Company Benefits Committee
By	/s/ BARBARA S. GILBREATH Chairman
Date 11/14/03

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AMENDMENT TWO TO THE SUPPLEMENTAL BENEFIT PLAN AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2002